Exhibit 107
Calculation of Filing Fee Table
(1)
424(b)(5)
(Form Type)
BlackRock, Inc.
BlackRock Finance, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	3.750% Notes due 2035	457(r)	$1,080,000,000	99.896%	$1,078,876,800	0.0001531	$165,176.04

	Other	Guarantees of BlackRock Finance, Inc.	457(n)	N/A	N/A	N/A	N/A	N/A (3)

Total				$1,080,000,000		$1,078,876,800		$165,176.04

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(2)
The amount registered, maximum aggregate offering price and registration fee have been calculated by converting the amount registered from Euros to U.S. Dollars based upon the Euro to U.S. Dollar exchange rate as of noon (New York City time) on March 25, 2025 on the Bloomberg page “BFIX” of €1.00/$1.0800.

(3)
BlackRock Finance, Inc. will fully and unconditionally guarantee the notes issued by BlackRock, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.